ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

April 15, 2014

EFactor Group Corp.

605 Market Street, Suite 600San Francisco, California 94105

Re:

Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to EFactor Group Corp., a Nevada corporation (the “Company”), in connection with a Registration Statement (File No. 333- 192574) (and all necessary amendments, including post-effective amendments, collectively as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended.

The Registration Statement relates to the registration of (i) the sale by the Company of up to an aggregate of $10 million (the “Pubic Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) the resale by the selling stockholders (“Selling Stockholders”)  listed in the resale prospectus included as part of the Registration Statement of 1,640,000 shares of Common Stock (“Selling Stockholders’ Shares”); and (iii) the sale by the Company to Monarch Bay Securities, LLC (the “Placement Agent”) of       shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to be issued to the Placement Agent.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Public Shares, the Selling Stockholders’ Shares and the Warrant Shares when issued and paid for as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the Nevada corporation law, Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law).  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.  We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

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